Exhibit 10.3
ITT INC. 2011 OMNIBUS INCENTIVE PLAN
PERFORMANCE UNIT AWARD AGREEMENT
THIS AGREEMENT (the “Agreement”), effective as of the 4th day of March 2026, by and between ITT Inc. (the “Company”) and _______________ (the “Participant”),
WITNESSETH:
WHEREAS, the Participant is now employed by the Company or an Affiliate (as defined in the Company’s 2011 Omnibus Incentive Plan (the “Plan”)) as an employee, and in recognition of the Participant’s valued services, the Company, through the Compensation and Human Capital Committee of its Board of Directors (the “Committee”), desires to provide an inducement to remain in service of the Company and an incentive for increased efforts during such service pursuant to the provisions of the Plan.
NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and the provisions of the Plan, which is incorporated herein as part of this Agreement and which provides definitions for capitalized terms not otherwise defined herein, and any administrative rules and regulations related to the Plan as may be adopted by the Committee, the parties hereto hereby agree as follows:
(a.Grant of Award and Performance Period. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant this performance unit award (the “Award”). A performance unit corresponds to the right to receive one Share, subject to the terms of the Award. The target number of performance units subject to this Award is _______________ (the “Target Units”). The actual number of performance units that will be settled under this Award will depend upon the achievement of the performance goals described in Section 2 of this Agreement during the Performance Period, which for this Award commences January 1, 2026 and ends December 31, 2028.
(b.Terms and Conditions. It is understood and agreed that this Award is subject to the following terms and conditions:
(a)Determination of Performance Unit Award Payout. The “Performance Unit Award Payout” shall be the sum of the TSR Unit Payout and the ROIC Unit Payout, each as described below.
(i)TSR Unit Payout. 50% of the Target Units shall be “TSR Target Units.” The performance units calculated with respect to the TSR Target Units shall be determined in accordance with the following formula:
TSR Unit Payout = TSR Payout Factor x TSR Target Units
The “TSR Payout Factor” is based on the Company’s Total Shareholder Return (defined and measured as described below, the “TSR”) for the Performance Period relative to the TSR for each company (x) in the S&P 400 Capital Goods Index and (y) listed on Appendix A ((x) and (y) collectively, the “Peer Group”), determined in accordance with the following table:

Form 2 - PSU (Non-CA)

If Company’s TSR rank against the Peer Group is	TSR Payout Factor (% of TSR Target Units)
at the 80th percentile or more	200%
at the 50th percentile	100%
at the 35th percentile	50%
less than the 35th percentile	0%
The TSR Payout Factor is interpolated for actual results between the 35th percentile and the 80th percentile shown above.

“Total Shareholder Return” is the percentage change in value of a shareholder’s investment in the Company’s common stock from the beginning to the end of the Performance Period, assuming reinvestment of dividends and any other shareholder payouts during the Performance Period. For purposes of this Agreement, the stock price at the beginning of the Performance Period will be the average closing stock price over the trading days in the month immediately preceding the start of the Performance Period, and the stock price at the end of the Performance Period will be the average closing stock price over the trading days in the last month of the Performance Period.
(ii)ROIC Unit Payout. 50% of the Target Units shall be “ROIC Target Units.” The performance units calculated with respect to the ROIC Target Units shall be determined in accordance with the following formula:
ROIC Unit Payout = ROIC Payout Factor x ROIC Target Units
The “ROIC Payout Factor” is based on the Company’s Return on Invested Capital (defined and measured as described below, the “ROIC”).
ROIC will be calculated following each year of the Performance Period and the annual results will be averaged to yield the final “Average ROIC”. ROIC will be calculated as a percentage calculated by dividing (A) income from continuing operations attributable to the Company, after income taxes, adjusted to exclude the impact from special items, interest expense, and amortization expense from intangible assets by (B) average total assets of continuing operations, less non-interest bearing current liabilities for the five preceding quarterly periods. Special items represent significant charges or credits that impact results, but may not be related to the Company’s ongoing operations and performance, as disclosed in the Company’s filings with the Securities and Exchange Commission.
The “ROIC Payout Factor” is determined in accordance with the following table:

Form 2 - PSU (Non-CA)

Average ROIC Targets	ROIC Payout Factor (% of ROIC Target Units)
18.0%	200%
16.4%	100%
14.8%	50%
Less than 14.8%	0%
The ROIC Payout Factor has a maximum of 200%. Actual results will be interpolated between the points shown above.

The Average ROIC Targets set forth in the table above will be automatically adjusted annually during the Performance Period for material acquisitions or divestitures, or other one-time events, or material changes in laws, regulations or accounting principles. Such adjustment will reflect the impacts of such acquisition, divestiture or other event in accordance with the acquisition projections or applicable strategic or operating plan.
(b)Form and Timing of Payment of Award. Payment with respect to an earned Award shall be made (i) as soon as practicable (but not later than March 15th) in the calendar year following the close of the Performance Period, and (ii) in Shares in an amount equal to the Performance Unit Award Payout, as determined under this Section 2, in each case subject to subsections 2(d) and 2(e).
(c)Effect of Termination of Employment. Except as otherwise provided below (each provision of which is subject to the Committee’s discretion), if the Participant’s employment with the Company or an Affiliate of the Company is terminated for any reason prior to the end of the Performance Period, any Award subject to this Agreement shall be immediately forfeited.
(i)Termination due to Death or Disability. If the Participant’s termination of employment is due to death or Disability (as defined below), the Award shall vest and will be payable at the time and in the form as provided in subsection 2(b) above and shall be based on the performance criteria set forth in subsection 2(a) above as measured for the entire Performance Period.
(ii)Termination due to Early Retirement. If the Participant’s termination of employment is due to Early Retirement (as defined below), then a prorated portion of the Award shall vest in accordance with the provisions of this subsection and will be payable at the time and in the form as provided in subsection 2(b) above. The prorated portion of the Award that vests due to termination of the Participant's employment due to Early Retirement shall be determined by multiplying (i) the Performance Unit Award Payout determined pursuant to subsection 2(a) above for the entire Performance Period, by (ii) a fraction, the numerator of which is the number of full months the Participant has been continually employed since the beginning

Form 2 - PSU (Non-CA)

of the Performance Period and the denominator of which is 36. For this purpose, full months of employment shall be based on monthly anniversaries of the commencement of the Performance Period.
(iii)Termination by the Company for Other than Cause. If the Participant’s employment is terminated by the Company (or an Affiliate of the Company, as the case may be) for other than Cause, a prorated portion of the Award shall vest in accordance with the provisions of this subsection and will be payable at the time and in the form as provided in subsection 2(b) above. The prorated portion of the Award that vests due to termination of the Participant's employment by the Company for other than cause shall be determined by multiplying (i) the Performance Unit Award Payout determined pursuant to subsection 2(a) above for the entire Performance Period, by (ii) a fraction, the numerator of which is the number of full months the Participant has been continually employed since the beginning of the Performance Period and the denominator of which is 36. For this purpose, full months of employment shall be based on monthly anniversaries of the commencement of the Performance Period. The term “Cause” shall mean “cause” as defined in any employment agreement then in effect between the Participant and the Company, or if not defined therein, or if there is no such agreement, the Participant’s (a) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (b) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (c) engagement in any activity that the Participant knows or should know could harm the business or reputation of the Company or an affiliate; (d) material failure to adhere to the Company’s or its subsidiaries’ or affiliates’ corporate codes, policies or procedures as in effect from time to time; (e) willful failure to perform the Participant’s assigned duties, repeated absenteeism or tardiness, insubordination, or the refusal or failure to comply with the directions or instructions of the Participant’s supervisor, as determined by the Company or an affiliate; (f) violation of any statutory, contractual, or common law duty or obligation to the Company or an affiliate, including, without limitation, the duty of loyalty; (g) the Participant’s violation of any of the applicable provisions of subsection 2(i) of this Agreement; or (h) breach of any restrictive covenant, including confidentiality or non-competition covenants, entered into between the Participant and the Company or an affiliate. The determination of the existence of Cause shall be made by the Company in good faith, and such determination shall be conclusive for purposes of this Agreement.
(iv)Termination Due to Normal Retirement.
(A)After First 12 Months. If the Participant’s separation from service is due to Normal Retirement (as defined below), and the separation from service occurs at least twelve (12) months after the first day of the Performance Period, the Award shall vest and will be payable in the amount determined pursuant to subsection 2(a) at the time and in the form as provided in subsection 2(b) above.
(B)Within First 12 Months. If the Participant’s separation from service is due to Normal Retirement, and the separation from service occurs within the first twelve (12) months of the Performance Period, then a prorated portion of the Award shall vest in accordance with the provisions of this subsection and will

Form 2 - PSU (Non-CA)

be payable at the time and in the form as provided in subsection 2(b) above. The prorated portion of the Award that vests in accordance with the previous sentence shall be determined by multiplying (i) the Performance Unit Award Payout determined pursuant to subsection 2(a) above for the entire Performance Period, by (ii) a fraction, the numerator of which is the number of full months the Participant has been continually employed since the beginning of the Performance Period and the denominator of which is 12. For this purpose, full months of employment shall be based on monthly anniversaries of the commencement of the Performance Period.
(v)Early and Normal Retirement. For purposes of this Agreement, the term “Early Retirement” shall mean any termination of the Participant’s employment (other than a Normal Retirement) after the date the Participant attains age 55 and completes 10 or more Years of Service (as such term is defined in the ITT U.S. Severance Plan for Salaried Employees). The term “Normal Retirement” shall mean any termination of the Participant’s employment after (A) the date the Participant attains age 62 and completes 10 or more Years of Service (as such term is defined in the ITT U.S. Severance Plan for Salaried Employees) or, if earlier, (B) the date the Participant attains age 65.
(vi)Disability. For purposes of this Agreement, the term “Disability” shall mean the complete and permanent inability of the Participant to perform all of his or her duties under the terms of his or her employment, as determined by the Company upon the basis of such evidence, including independent medical reports and data, as the Company deems appropriate or necessary.
(d)Acceleration Event - Involuntary Termination of Employment Without Cause or Termination With Good Reason.
(i)Vesting. Notwithstanding anything in the Plan to the contrary other than subsection 2(e)(i) (but subject to the Committee’s discretion), if, during the Performance Period, the Participant’s employment is terminated on or within two (2) years after an Acceleration Event (A) by the Company (or an Affiliate, as the case may be) for other than Cause, as defined herein, and not because of the Participant’s Early or Normal Retirement, Disability, or death, or (B) by the Participant because of Good Reason, then the Award shall become fully vested and valued as provided below in this subsection 2(d) and shall be paid at the time specified in subsection 2(b).
(ii)Payment Amount. Notwithstanding any provisions of this Agreement to the contrary, the value of the Performance Unit Award Payout payable under this subsection 2(d) shall be equal to the greater of (A) the “most recent share price” multiplied by the sum of (I) 50% of the Target Units multiplied by the TSR Payout Factor for the “most recent performance period” and (II) 50% of the Target Units multiplied by the ROIC Payout Factor for the “most recent performance period” or (B) the “most recent share price” multiplied by the Target Units. For this purpose, “most recent share price” means the market price of a Share on the date of the Acceleration Event, and “most recent performance period” means the performance period with respect to a similar performance-based award of

Form 2 - PSU (Non-CA)

the Company that most recently ended before the termination of employment.
(iii)Good Reason. For this purpose, the term “Good Reason” shall mean (A) without the Participant’s express written consent and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or its affiliates within 30 days after receipt of notice thereof given by the Participant, (I) a reduction in the Participant’s annual base compensation (whether or not deferred), (II) the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or (III) any other action by the Company or its affiliates that results in a material diminution in such position, authority, duties or responsibilities; or (B) without the Participant’s express written consent, the Company’s requiring the Participant’s primary work location to be other than within twenty-five (25) miles of the location where the Participant was principally working immediately prior to the Acceleration Event; provided, that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company notice thereof prior to such date.
(e)Other Payments After an Acceleration Event.
(i)Going Private Transaction. If an Acceleration Event occurs that constitutes a change in control under Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (“Section 409A”) and, immediately following the Acceleration Event the common stock of the Company (or, if applicable, its successor) is not publicly traded, the Award shall immediately become 100% vested as of the date of the Acceleration Event and be settled in cash on such date in the amount described in clause (iii) below.
(ii)Other Acceleration Event. If clause (i) above does not apply and a Performance Period ends after the occurrence of an Acceleration Event, then, notwithstanding any provisions of this Agreement to the contrary (except as provided in subsection 2(d), and subject to the Committee’s discretion), the Award shall be settled at the time provided in subsection 2(b) in the amount determined under clause (iii) below.
(iii)Amount. In the event of a payment under clause (i) or clause (ii), above, the value of the Performance Unit Award Payout payable at a time otherwise provided herein shall be equal to the greater of (A) the “most recent share price” multiplied by the sum of (I) 50% of the Target Units multiplied by the TSR Payout Factor for the “most recent performance period” and (II) 50% of the Target Units multiplied by the ROIC Payout Factor for the “most recent performance period” or (B) the “most recent share price” multiplied by the Target Units. For this purpose, “most recent share price” means the market price of a Share on the date of the Acceleration Event, and “most recent performance period” means the performance period with respect to a similar performance-based award of the Company that most recently ended before the Acceleration Event.

Form 2 - PSU (Non-CA)

(f)Tax Withholding. Payments with respect to Awards under the Plan shall be subject to applicable tax withholding obligations as described in Article 15 of the Plan, or, if the Plan is amended, successor provisions.
(g)No Shareholder Rights. The Participant shall not be entitled to any rights or privileges of ownership of Shares with respect to this Award unless and until a Share is actually delivered to the Participant in settlement of this Award pursuant to this Agreement.
(h)Participant Bound by Plan and Rules; Clawback Policy. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by the terms and provisions thereof. The Participant agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee prior to the settlement of the Award subject to this Agreement. The Committee shall be authorized to make all necessary interpretations concerning the provisions of this Agreement and the proper application of those provisions to particular fact patterns, including but not limited to the basis for the Participant’s termination of employment, and any such interpretation shall be final. To the extent permitted by applicable law, any Award granted pursuant to this Agreement (including any proceeds, gains or other economic benefit Participant actually or constructively receives upon distribution of any Award or the receipt or resale of any Shares underlying an Award) is and will remain subject to any policy governing the recoupment or recovery of erroneously awarded executive compensation (i.e., a clawback policy) the Company has adopted or adopts at any point in the future, as such policy may be amended from time to time, including any clawback policy adopted to comply with applicable laws and/or listing standards (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder). In addition to any other remedies available under such policy and applicable law, the Company may require the cancellation of Participant’s Award (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s Award.
(i)Non-Competition, Non-Solicitation and Non-Disparagement. In consideration of the Company entering into this Agreement with the Participant, the Participant agrees as follows:
(i)During Participant’s employment with the Company (which, for purposes of this subsection 2(i) includes its subsidiaries), Participant will not, directly or Indirectly, engage or attempt to engage in any activity that conflicts with Participant’s employment obligations to the Company or violates ITT’s Code of Conduct. Activities and commitments as used herein do not include passive investments in stocks or other financial instruments. “Indirectly” means Participant will not assist others in performing those activities Participant is prohibited from engaging in directly pursuant to the terms of this Agreement.
(ii)During Participant’s employment and for a period of twelve (12) months following Participant’s Last Day, Participant agrees that Participant will not within the Restricted Area, directly or Indirectly, except with the Company’s prior written approval from an authorized officer, either as an employee, employer, consultant, agent, principal, partner, stockholder, member, corporate officer, director or in any other individual or representative capacity, engage or attempt to engage in a Competitive Activity. “Competitive Activity” shall mean performing the same or similar services Participant performed on behalf of the Company for, or

Form 2 - PSU (Non-CA)

have an ownership interest in, a Competitor. “Competitor” shall mean any person, firm, or corporation engaged in, or about to be engaged in, the same or a substantially similar business as the Company within the Restricted Area. As used in this Agreement: “Restricted Area” means the territory (i.e. the assigned territory or, in the absence of an assigned territory, the narrower of the (i) state(s), (ii) county(ies), or (iii) city(ies) Participant provided Material services), during the twelve (12) months prior to the Last Day, Participant: (a) provided Material services on behalf of the Company (or in which Participant supervised, directly or Indirectly, the servicing activities), or (b) if Participant had national responsibilities for the Company, any location where Participant performed Material responsibilities and where performing those responsibilities for a Competitor will provide an unfair advantage to that Competitor, including because of Participant’s access to and use of confidential information; “Material” means Participant’s primary job duties and responsibilities for the Company; “Last Day” means Participant’s last day of employment with the Company regardless of the reason for Participant’s separation, including voluntary and involuntary; and “Indirectly” means Participant will not assist others in performing those activities Participant is prohibited from engaging in directly pursuant to the terms of this Agreement.
(iii)During Participant’s employment and for a period of twelve (12) months following Participant’s Last Day, the Participant shall not, directly or Indirectly: (a) solicit or attempt to solicit any Customer; or (b) induce or encourage any Customer to terminate a relationship with the Company or otherwise to cease accepting services or products from the Company, including a reduction in such services or products. As used in this Agreement: “Customer” means any person(s) or entity(ies) whom, within twelve (12) months prior to the Last Day, Participant, directly or Indirectly (e.g., through employees whom Participant supervised): (a) provided products or services in connection with the Company’s business; or (b) provided written proposals concerning receiving products or services from the Company.
(iv)
(v)During Participant’s employment and for a period of twelve (12) months following Participant’s Last Day, Participant shall not, directly or Indirectly: (a) solicit, recruit, encourage (or attempt to solicit, recruit or encourage), or by assisting others in soliciting, recruiting or encouraging, any Company employees with whom Participant worked, had business contact, or about whom Participant gained non-public or confidential information (“Protected Employees”); (b) contact or communicate with Protected Employees for the purpose of inducing, assisting, encouraging and/or facilitating them to terminate their employment with the Company or find employment or work with another person or entity; (c) provide or pass along to any person or entity the name, contact and/or background information about any Protected Employees or provide references or any other information about them; (d) provide or pass along to Protected Employees any information regarding potential jobs or entities or persons for which to work, including but not limited to job openings, job postings, or the names or contact information of individuals or companies hiring people or accepting job applications; and/or (e) offer employment or work to any Protected Employees.

Form 2 - PSU (Non-CA)

(vi)Participant agrees not to make or publish any disparaging or defamatory statements about the Company, or any of the Company’s current, former or future managers or representatives.
(vii)Participant agrees that damages in the event of a breach by Participant of Participant’s obligations in this Agreement, including in this subsection 2(j), would be difficult if not impossible to ascertain, and that any such breach will result in irreparable and continuing damage to the Company. Therefore, Participant agrees that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an immediate injunction or other equitable relief (without posting bond or other form of security) in the Chosen Courts (as defined below) enjoining any such threatened or actual breach. The existence of this right shall not preclude the Company from also pursuing any other rights and remedies at law or in equity that it may have.
(viii)If the Participant violates the terms of this subsection 2(i), then, in addition to any other remedy the Company might have, no amount shall be due to the Participant under this Agreement and the Participant shall be required to repay to the Company all amounts and Shares paid under this Agreement (or proceeds from Shares, if applicable).
(ix)Notice to Attorneys. For a Participant who is an attorney, the provisions in subsection 2(i)(ii) will apply only to prohibit Participant’s employment for twelve (12) months in any position in the Restricted Area that involves non-legal responsibilities similar to those performed for the Company. This restriction and the other restrictions in subsection 2(i) are not intended to bar Participant from performing solely legal functions for any entity or client, provided that work does not involve or risk the disclosure of the Company’s attorney-client privileged information or other confidential information, as defined in the Participant’s respective confidentiality agreement with the Company.
(x)The non-competition obligations in this section shall not apply to Participant if Participant is covered under applicable state or local law prohibiting non-competes, including on the basis of Participant’s income at the time of enforcement
(j)Governing Law. This Agreement is issued in Stamford, Connecticut, and shall be governed and construed in accordance with the laws of the State of Connecticut, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
(k)Jurisdiction. Participant hereby consents to the personal jurisdiction of and venue in the state and federal courts in the state of Connecticut (collectively, the “Chosen Courts”), and agrees that such Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any dispute that may arise out of or in connection with this Agreement, and that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chosen Courts.
(l)Attorneys’ Fees. If any action or proceeding is commenced to construe or enforce this Agreement or the rights and duties of the parties hereunder, then the party prevailing in that action will be entitled to recover its reasonable attorneys’ fees and costs related to such action or proceeding.

Form 2 - PSU (Non-CA)

(m)Severability. Any term or provision of this Agreement that is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.
(n)Tolling. The Company reserves the right to request, and Participant will not object, that a court of competent jurisdiction extend the restricted period for any period of time that Participant is in breach of this Agreement as a form of equitable relief so that the Company receives the full benefit of Participant’s promises in the restrictive covenants.
(o)Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A, and the Plan and this Agreement shall be interpreted accordingly.
(i)If it is determined that all or a portion of the Award constitutes deferred compensation for purposes of Section 409A, and if the Participant is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the Participant’s separation from service, then, to the extent required under Section 409A, any portion of this Award that would otherwise be distributed upon the Participant’s termination of employment, shall instead be distributed on the earlier of (x) the first business day of the seventh month following the date of the Participant’s termination of employment or (y) the Participant’s death.
(ii)It is intended that this Agreement shall comply with the provisions of Section 409A, or an exception to Section 409A, to the extent applicable, so as not to subject the Participant to the payment of interest and taxes under Section 409A. Further, any reference to termination of employment, Early Retirement, Normal Retirement, separation from service, or similar terms under this Agreement shall be interpreted in a manner consistent with the definition of “separation from service” under Section 409A.
(p)Successors. All obligations of the Company under this Agreement shall be binding on any successor to the Company, and the term “Company” shall include any successor.
(q)Entire Agreement, Amendments. Participant agrees that this Agreement constitutes the entire agreement and understanding between the parties and supersedes any prior agreements, either oral or in writing, between Participant and the Company with respect to all matters within the scope of this Agreement. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Participant and an authorized officer of the Company. This Agreement shall be enforced in accordance with its terms and shall not be construed against either party
IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its Chief Executive Officer, President or a Vice President, as of the 4th day of March 2026.

Form 2 - PSU (Non-CA)

Agreed to:                            ITT Inc.

_____________________________
Participant

Dated: _________________                    Dated: March 4, 2026

Form 2 - PSU (Non-CA)

Appendix A
TSR ADDITIONAL PEER GROUP Companies

Aptiv
Akebono
Allison
Brembo
Cooper-Standard
Cummins
Dana
Honeywell
KSB
Sensata
Sulzer
Visteon
Weir

If (i) any TSR Additional Peer Group company’s TSR shall cease to be publicly available (due to a business combination, receivership, bankruptcy or other event) or (ii) if any such company is no longer publicly traded or (iii) if as a result of a spin-off, divestiture or other business transaction any such resulting company is no longer comparable to the Company due to a significant reduction in revenue or market capitalization or elimination of comparable lines of business, then in each case the Compensation & Human Capital Committee of the Company shall exclude that company from the TSR Additional Peer Group.

Form 2 - PSU (Non-CA)